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                                                                       EXHIBIT 5

                               OPINION OF COUNSEL

                                        September 7, 1995


Pride Petroleum Services, Inc.
1500 City West Boulevard, Suite 400
Houston, Texas  77042

Gentlemen:

      As set forth in the Registration Statement (the "Registration Statement") on Form S-3 to be filed by Pride Petroleum Services, Inc., a Louisiana corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the Company's Common Stock, no par value (the "Common Stock"), certain legal matters in connection with the Common Stock are being passed upon for the Company by me. The Registration Statement relates to the offering of an aggregate of 1,395,000 outstanding shares of Common Stock (the "Shares") that may be sold by the Selling Shareholders identified in the Registration Statement.

      I have examined the Restated Articles of Incorporation and By-laws of the Company and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed.

      Based upon my examination as aforesaid, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

                                        Very truly yours,



                                        Robert W. Randall
                                        Vice President, General Counsel
                                        and Secretary
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